SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities  Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

THE STRIDE RITE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

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3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐    Fee paid previously with preliminary materials:

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

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4.	Date Filed:

191 Spring Street

P.O. Box 9191

Lexington, Massachusetts 02420-9191

February 26, 2003

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of The Stride Rite Corporation. This year’s meeting will be held on Thursday, April 10, 2003, at 10:00 a.m., local time, at our corporate headquarters, 191 Spring Street, Lexington, Massachusetts.

The attached proxy statement, with formal notice of the meeting on the first page, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of The Stride Rite Corporation by voting on the matters described in this proxy statement. We hope that you will be able to attend the meeting. At the meeting we will review our operations, report on 2002 financial results and discuss our plans for the future. Our directors and management team will be available to answer questions.

Your vote is important. Whether you plan to attend the meeting or not, please complete the enclosed proxy card and return it as promptly as possible. The enclosed proxy card contains instructions regarding voting. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy at the meeting and vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

David M. Chamberlain
Chairman of the Board of Directors
and Chief Executive Officer

THE STRIDE RITE CORPORATION

191 Spring Street

P.O. Box 9191

Lexington, Massachusetts 02420-9191

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 10, 2003

The 2003 annual meeting of stockholders of The Stride Rite Corporation will be held on Thursday, April 10, 2003, at 10:00 a.m., local time, at its corporate headquarters, 191 Spring Street, Lexington, Massachusetts. At the annual meeting, stockholders will vote on the following proposals:

1.	To re-elect three Class I directors, each to serve for a three-year term;

2.	To approve an amendment to The Stride Rite Corporation 1998 Non-Employee Director Stock Ownership Plan to increase the number of shares of common stock authorized for issuance from 300,000 to 600,000;

3.	To ratify the selection of PricewaterhouseCoopers LLP as auditors of The Stride Rite Corporation for the current fiscal year;

4.	To consider and act upon a proposal regarding global human rights standards; and

5.	To consider and act upon any other matters which may properly be brought before the annual meeting or any adjournments or postponements thereof.

You may vote if you are a stockholder of record as of the close of business on February 14, 2003. If you do not plan to attend the meeting and vote your common shares in person, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors

Charles W. Redepenning, Jr., Clerk

February 26, 2003

i

ii

February 26, 2003

THE STRIDE RITE CORPORATION

191 Spring Street P.O. Box 9191

Lexington, Massachusetts 02420-9191

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting of The Stride Rite Corporation (“Stride Rite”), stockholders will act upon the matters set forth in the accompanying notice of meeting, including the election of directors, the consideration of a proposal to approve the addition of 300,000 shares to The Stride Rite Corporation 1998 Non-Employee Director Stock Ownership Plan, ratification of the selection of our independent auditors and to consider and act upon a shareholder proposal.

Who is entitled to vote?

If our records show that you are a stockholder as of the close of business on February 14, 2003, which is referred to as the “record date”, you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held on the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

Can I attend the meeting?

All stockholders of record of Stride Rite’s shares of common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder or proxy will be asked to present a form of valid picture identification, such as a driver’s license or passport.

What constitutes a quorum?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 39,327,442 shares of common stock outstanding and entitled to vote at the annual meeting. Shares that reflect votes withheld for director nominees, abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

How do I vote?

Voting by Proxy Holders for Shares Registered Directly in the Name of the Stockholder. If you hold your common shares in your own name as a holder of record, you may instruct the proxy holders named in the enclosed proxy card how to vote your common shares by signing, dating and mailing the proxy card in the postage-paid envelope that has been provided to you by Stride Rite. If you are a registered stockholder and attend the annual meeting, you may deliver your completed proxy card in person.

Voting by Proxy Holders for Shares Registered in the Name of a Brokerage Firm or Bank. If your common shares are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee which you must follow in order to have your common shares voted. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their common shares of record.

Will other matters be voted on at the annual meeting?

We are not now aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

Can I revoke my proxy instructions?

You may revoke your proxy at any time before it has been exercised by:

•	filing a written revocation with the Clerk of Stride Rite at the address set forth below;

•	filing a duly executed proxy bearing a later date; or

•	appearing in person and voting by ballot at the annual meeting.

Any stockholder of record as of the record date attending the annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy.

What other information should I review before voting?

For your review, our 2002 annual report, including financial statements for the fiscal year ended November 29, 2002, is being mailed to stockholders concurrently with this proxy statement. The annual report, however, is not part of the proxy solicitation material. For your further review, a copy of our annual report filed with the Securities and Exchange Commission (the “SEC”) on Form 10-K, including the financial statements, may be obtained without charge by:

•	writing to the Clerk of Stride Rite at the following address: 191 Spring Street, P.O. Box 9191, Lexington, Massachusetts 02420-9191;

•	accessing the EDGAR database at the SEC’s website at www.sec.gov;

•	going to Stride Rite’s website at www.strideritecorp.com; or

•	contacting the SEC by telephone at (800) SEC-0330.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

Our Board of Directors currently consists of seven members who are divided into three classes. At the annual meeting, three Class I directors will be elected to serve until the 2006 annual meeting or until their respective successors are duly elected and qualified.

Our Board of Directors has nominated David M. Chamberlain, Shira D. Goodman and Myles J. Slosberg to serve as the Class I directors. The nominees are currently serving as directors of Stride Rite. Our Board of Directors anticipates that the nominees will serve, if re-elected, as directors. However, if any person nominated by our Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as our Board of Directors may recommend. Our Board of Directors will consider a nominee for election to our Board of Directors recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of our by-laws.

Vote Required

Directors must be elected by a majority of the votes of the shares of common stock present in person or represented by proxy and entitled to vote on the election of directors at the annual meeting. Votes may be cast for or withheld from each nominee. Votes cast for the nominees will count as “yes” votes; votes that are withheld from the nominees will not be voted with respect to the director or directors indicated, although they will be counted when determining whether there is a quorum.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THEIR NOMINEES, DAVID M. CHAMBERLAIN, SHIRA D. GOODMAN AND MYLES J. SLOSBERG. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

Information Regarding the Nominees, Other Directors and Executive Officers

The following biographical descriptions set forth certain information with respect to the three nominees for re-election as Class I directors at the annual meeting and each director who is not up for election, based on information furnished to Stride Rite by each director and executive officer. The following information is correct as of February 14, 2003.

Incumbent Directors—Term Expiring 2003

David M. Chamberlain. Mr. David M. Chamberlain serves as Chief Executive Officer of Stride Rite and has been Chairman of our Board of Directors since November 1999. Prior to joining Stride Rite, Mr. Chamberlain was Chairman of the Board of Genesco Inc., a footwear company, from 1994 to 1999, and President and Chief Executive Officer of Genesco Inc., from 1994 to 1996. Mr. Chamberlain is a member of the Board of Directors of Wild Oats Markets, Inc. He is 59 years old.

Shira D. Goodman. Ms. Shira D. Goodman has been a director since June 2002. She has served as Executive Vice President, Marketing, of Staples, Inc., a leading office products distributor since June 2001. Ms. Goodman has held several executive positions since joining Staples in 1992, including Senior Vice President of Staples Business Delivery and Senior Vice President of Staples Direct. Prior to joining Staples, Ms. Goodman served as a manager of Bain and Company, a management consulting firm, from 1986 until 1992. She is 42 years old.

Myles J. Slosberg. Mr. Myles J. Slosberg has been a director since 1961. He has been an attorney in private practice since July 1994. Mr. Slosberg served as interim Chairman of the Board and Chief Executive Officer of

Stride Rite from July 1999 to November 1999. From March 1991 to July 1994, Mr. Slosberg was an Assistant Attorney General for the Commonwealth of Massachusetts. Mr. Slosberg was employed by Stride Rite from 1959 to 1986, during which period he served in a number of executive capacities. He is 66 years old.

Incumbent Directors—Term Expiring 2004

Christine M. Cournoyer. Ms. Christine M. Cournoyer has been a director since 2000. She has been the President and COO of Lightbridge, Inc., a software company since April 2002. From November 1999 to April 2002, Ms. Cournoyer was Vice President of Global e-business Transformation Software Group of International Business Machines. Ms. Cournoyer was Chief Information Officer and Vice President of Lotus, from 1996 until November 1999, and served as Director of Worldwide Applications of Lotus, from April 1994 until 1996. She is 51 years old.

Donald R. Gant. Mr. Donald R. Gant has been a director since 1987. He has been a Senior Director of The Goldman Sachs Group, Inc. since May 1999. Prior thereto, he was a Limited Partner of The Goldman Sachs Group, L.P., an investment banking firm, since 1990. Mr. Gant is a member of the Board of Directors of Diebold, Inc. He is 74 years old.

Incumbent Directors—Term Expiring 2005

Frank R. Mori. Mr. Frank R. Mori has been a director since 1996. He has been President and co-Chief Executive Officer of Takihyo, Inc., an investment holding company that has managed a private equity portfolio since 1986. Takihyo, Inc. was a principal shareholder of Donna Karan International, Inc. until the company was sold to LVMH in 2001, and from 1974 until 1999 was the principal shareholder of Anne Klein & Co. Mr. Mori served as President and Chief Executive Officer of Anne Klein & Co., a women’s apparel company, from 1975 to 1999. Mr. Mori is a member of the Board of Directors of Takihyo, Inc. He is 62 years old.

Bruce Van Saun. Mr. Bruce Van Saun has been a director since 1999. Since May 1997, Mr. Van Saun has served as Senior Executive Vice President and Chief Financial Officer of The Bank of New York Company, Inc., a banking company. Prior to that, Mr. Van Saun was Chief Financial Officer of Deutsche Bank North America Group, a banking company, from October 1994 to May 1997, and Chief Operating Officer and Chief Financial Officer of Wasserstein Perella & Co., Inc., an investment banking firm, from 1990 to October 1994. He is 45 years old.

The Board of Directors and Its Committees

Board of Directors. Stride Rite is managed by a seven member Board of Directors, a majority of whom are independent of our management. Our Board of Directors is divided into three classes, and the members of each class of directors serve for staggered three-year terms. Our Board of Directors is composed of three Class I directors (Messrs. Chamberlain and Slosberg and Ms. Goodman), two Class II directors (Ms. Cournoyer and Mr. Gant) and two Class III directors (Messrs. Mori and Van Saun). The terms of the Class II and Class III directors will expire upon the election and qualification of directors at the annual meetings of stockholders held in 2004 and 2005, respectively. At each annual meeting of stockholders, directors will be re-elected or elected for a full term of three years to succeed those directors whose terms are expiring.

Our Board of Directors met six times during fiscal year 2002. Each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors and (ii) the total number of meetings of all committees of our Board of Directors on which the director served.

Audit Committee. Our Board of Directors has established an Audit Committee consisting of Messrs. Van Saun (Chairman) and Slosberg and Ms. Cournoyer. The Audit Committee makes recommendations concerning the engagement of independent auditors, reviews with the independent auditors the scope and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the auditors, considers the range of audit and non-audit fees, and reviews the adequacy of our internal accounting controls. Our Board of Directors has adopted an Audit Committee Charter, a copy of which was attached to Stride Rite’s proxy statement dated February 25, 2002. Each member of the Audit Committee is “independent” as that term is defined in the rules of the SEC and the applicable listing standards of the New York Stock Exchange. The Audit Committee met five times during fiscal year 2002. The Audit Committee Report for the 2002 fiscal year is included in this proxy statement, commencing on page 20.

Committee on the Board. Our Board of Directors has established a Committee on the Board consisting of Mr. Gant (Chairman), Ms. Cournoyer and Mr. Mori. The Committee on the Board reviews the performance of directors, recommends to the Board of Directors the selection of directors to be nominated, and recommends action to the Board of Directors on matters related to director compensation. The Committee on the Board met three times during fiscal year 2002.

Compensation Committee. Our Board of Directors has established a Compensation Committee consisting of Messrs. Mori (Chairman), Gant and Slosberg. The members of the Compensation Committee are non-employee directors of Stride Rite. The Compensation Committee reviews executives’ salaries, administers various incentive compensation plans and recommends action to the Board of Directors on matters related to compensation for officers and other key employees of Stride Rite and its subsidiaries. The Compensation Committee met two times during fiscal year 2002. The Compensation Committee Report for the 2002 fiscal year is included in this proxy statement, commencing on page 17.

Investment Committee. Our Board of Directors has established an Investment Committee consisting of Messrs. Slosberg (Chairman) and Van Saun and Ms. Goodman. The Investment Committee recommends the selection of independent investment managers for the investment of Stride Rite’s pension funds and reviews and monitors the performance of these pension funds. The Investment Committee also reviews Stride Rite’s short-term investment of its available funds. The Investment Committee met two times during fiscal year 2002.

Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of Stride Rite or to discharge specific duties delegated to the committee by the full Board of Directors.

PROPOSAL 2: APPROVAL OF ADDITION OF 300,000 SHARES TO THE STRIDE RITE CORPORATION 1998 NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP PLAN

Introduction

In February 2003, the Board of Directors voted to amend the 1998 Non-Employee Director Stock Ownership Plan (the “1998 Directors’ Plan”) effective as of the date the amendment is approved by the stockholders at the annual meeting. The amendment to the 1998 Directors’ Plan would authorize Stride Rite to issue up to an additional 300,000 shares of our common stock to non-employee directors of Stride Rite, bringing the total reserved shares authorized to be issued under the 1998 Directors’ Plan (including shares issuable under outstanding options) from 300,000 shares of common stock to 600,000. The number of shares of common stock reserved for issuance under the 1998 Directors’ Plan is subject to adjustment for stock splits, stock dividends and similar events.

Based solely upon the closing sale price of our common stock as reported by The New York Stock Exchange on February 14, 2003, the maximum aggregate market value of the additional 300,000 shares of common stock reserved for issuance under the 1998 Directors’ Plan would be $2,394,000.

The amendment to the 1998 Directors’ Plan will become effective only if this proposal is approved by the stockholders.

Reasons for the Amendment

The Board of Directors believes that paying directors in shares of Stride Rite’s common stock gives directors added incentive to further the long-term profitability of Stride Rite and thereby benefits our stockholders by aligning the directors’ interests with those of the stockholders. The Board of Directors believes amending the 1998 Directors’ Plan is necessary to provide an adequate number of shares of common stock available for grant under the 1998 Directors’ Plan. The Board of Directors wishes to make sure that its director compensation arrangements remain competitive with those offered by other companies in order to be able to attract and retain non-employee directors of outstanding ability. Accordingly, the Board of Directors has voted, subject to stockholder approval, to increase the number of shares of common stock available under the 1998 Directors’ Plan by 300,000 shares.

Summary of the 1998 Directors’ Plan

The following description of the material terms of the 1998 Directors’ Plan is intended to be a summary only. The summary is qualified in it entirety by the full text of the 1998 Directors’ Plan, which is attached to this proxy statement as Exhibit A.

Six Participants. Awards of shares of Stride Rite common stock and options to purchase shares of Stride Rite common stock may be granted to any director who is not an employee of Stride Rite. As of February 14, 2003, all of the directors other than Mr. Chamberlain (six persons) were eligible to participate in the 1998 Directors’ Plan.

Operation of the 1998 Directors’ Plan. Under the 1998 Directors’ Plan, each non-employee director will receive an annual retainer of $40,000, payable entirely in shares of our common stock or one-half in shares of common stock and one-half in cash at the election of the director. Such amount will be payable in quarterly increments at the beginning of each fiscal quarter with the number of shares to be granted based on the closing price of our common stock on the last day of each preceding fiscal quarter.

Each director is eligible to defer his or her annual retainer, with (i) the cash portion, if any, deferrable in a cash deferrable account that earns interest based on the prime commercial interest rate at the Chase Manhattan Bank and (ii) the stock portion deferrable in stock units.

In addition, at each annual meeting of stockholders, each non-employee director will receive a grant of options to purchase 5,000 shares of our common stock at fair market value. Each option will have a term of ten years and become exercisable as to the purchase of 1,600 shares one year after the date of grant, 1,700 shares after two years and a final 1,700 shares after three years. The exercise price of the options granted will be the fair market value of a share of our common stock on the date of grant, defined as the last reported sale price of our common stock on the last trading date on which our common stock was traded preceding the grant date.

Each new non-employee director will also receive a grant of options to purchase up to 5,000 shares of our common stock at fair market value as of his or her initial election to the Board of Directors. The number of options for each new director will be pro rated as follows, based on the time between the date of initial election to the Board of Directors and the next annual meeting of stockholders: less than 3 months—1,250 shares; at least 3 months and up to 6 months—2,500 shares; at least 6 months and up to 9 months—3,750 shares; greater than 9 or more months—5,000 shares. Initial option grants will have a term of ten years and will become exercisable as to the purchase of 32% one year after the date of grant and 34% each after two years and after three years.

Unvested options are forfeited upon the director ceasing to serve on the Board of Directors. Upon a “change of control” of Stride Rite (as defined in the 1998 Directors’ Plan), any stock options outstanding as of the date of the change of control that are not then exercisable and vested, shall become fully exercisable and vested, effective immediately prior to the occurrence of such change of control.

The maximum number of shares of our common stock that may be purchased upon exercise of stock options and grants of common stock under the 1998 Directors’ Plan is 300,000, subject to adjustments as provided below. If any options awarded under the 1998 Directors’ Plan are forfeited, canceled, reacquired by Stride Rite, satisfied without issuance of common stock or otherwise terminated (except by exercise), the shares that underlie such options may again be awarded under the 1998 Directors’ Plan. In the event of any change in the outstanding shares of common stock by reason of any stock dividend, stock split, combination of shares, exchanges of shares, warrants or rights offerings to purchase common stock at a price below its fair market value, recapitalization, reclassification, merger, consolidation, spinoff or other similar changes in capitalization, then the 1998 Directors’ Plan provides for the adjustment of (i) the aggregate number and kind of shares reserved for issuance under the 1998 Directors’ Plan, (ii) the number of options and/or shares of common stock issuable pursuant to the automatic grants described above, and (iii) the number, kind and exercise price of shares of the common stock subject to outstanding stock options, as required to ensure that the proportionate interests of the holders of options granted under the 1998 Directors’ Plan will be maintained.

Termination of Awards. If for any reason, a non-employee director ceases to be a director of Stride Rite one year or more after such director’s initial election or appointment to the Board while such director holds an option granted under the 1998 Directors’ Plan that has vested, such option shall continue to be exercisable for a period of three years or the remainder of the option term, whichever is shorter. If for any reason other than death, a non-employee director ceases to be a director of Stride Rite within one year of such director’s initial election or appointment to the Board, any options granted under the 1998 Directors’ Plan to such director shall be canceled as of the date of such cessation. In the event a non-employee director dies within one year of his or her initial election or appointment to the Board, any options held by such director at the time of his or her death shall be exercisable by the transferee who received the option pursuant to a will or in accordance with the laws of descent and distribution for a period of three years following such director’s death.

Non-Transferability. Options granted pursuant to the 1998 Directors’ Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or under the laws of descent and distribution. An option may be exercised, during the lifetime of a non-employee director, only by such non- employee director or his or her legal representative.

Term of the 1998 Directors’ Plan. The 1998 Directors’ Plan has been in effect since April 16, 1998 and will remain in effect for a term of ten years, unless earlier terminated by the Board of Directors.

1998 Directors’ Plan Benefits

Name and Position	Annual Options to be Granted	Annual Stock to be Granted

Non-employee Directors as a group (6 persons)	30,000	Shares with a fair market value of up to $240,000 may be granted, but the aggregate value and number of shares is not determinable at this time. (1)

(1)	Each non-employee director receives an annual retainer of $40,000, which may be paid in shares of our common stock or one-half in shares of our common stock and one-half in cash at the election of the director.

Tax Aspects Under the U.S. Internal Revenue Code

Based on the present provisions of the Code and regulations promulgated thereunder, the federal income tax consequences of the grant, vesting and exercise of options under the 1998 Directors’ Plan and the subsequent disposition of stock acquired thereby will be as described below. The following discussion addresses only the general federal income tax consequences of stock options and is not intended as tax advice to any individual. Holders of stock options are urged to consult their own tax advisors regarding the impact of federal, state and local taxes, and the federal alternative minimum tax, given their individual situations.

A director will not recognize any taxable income, and Stride Rite will not be allowed a tax deduction, upon the grant of an option under the 1998 Directors’ Plan. Upon the exercise of an option, the director will have ordinary income in an amount equal to the excess, if any, of (i) the fair market value on the date of exercise of the shares of common stock so acquired over (ii) the option exercise price. The director’s basis in the shares so acquired will equal the amount of such ordinary income, and Stride Rite will be allowed a tax deduction in the same amount.

Upon subsequent disposition of shares of common stock acquired upon exercise of an option under the 1998 Directors’ Plan, the director will recognize the difference between the amount realized on the sale and the basis in the shares as long-term or short-term capital gain or loss, depending on the holding period for the shares.

Vote Required

The affirmative vote of the majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for approval and adoption of amendment to the 1998 Directors’ Plan. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes are not counted in determining the number of shares of common stock present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE STRIDE RITE CORPORATION 1998 DIRECTORS’ PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN TO 600,000. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE APPROVAL OF THE AMENDMENT TO THE 1998 DIRECTORS’ PLAN UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

PROPOSAL 3: RATIFICATION OF THE SELECTION OF AUDITORS

Introduction

Our Board of Directors, upon the recommendation of the Audit Committee, has selected the accounting firm of PricewaterhouseCoopers LLP to serve as independent auditors of Stride Rite for the fiscal year ending November 28, 2003. PricewaterhouseCoopers LLP has served as our independent auditors since 1972 and is considered by management of Stride Rite to be well qualified. We have been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in Stride Rite or any of its subsidiaries in any capacity. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Although Stride Rite is not required to submit the ratification and approval of the selection of its independent auditors to a vote of stockholders, our Board of Directors believes that it is sound policy to do so. In the event that the vote of the majority of shares present and entitled to vote on the proposal are against the selection of PricewaterhouseCoopers LLP, the directors will consider the vote and the reasons therefore in future decisions on the selection of independent auditors.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL 4: STOCKHOLDER PROPOSAL

Global Human Rights Standards

New York City Employees’ Retirement System, record holder of 93,576 shares of common stock of Stride Rite as of October 18, 2002, New York City Teachers’ Retirement System, record holder of 59,700 shares of common stock of Stride Rite as of October 18, 2002, New York City Police Pension Fund Art. 2, record holder of 22,700 shares of common stock of Stride Rite as of October 18, 2002, and New York City Fire Department Pension Fund Art. 28, record holder of 9,200 shares of common stock of Stride Rite as of October 18, 2002, all located at The City of New York Office of the Comptroller, 1 Centre Street, New York, NY 10007-2341, have given formal notice that they will introduce a resolution at the forthcoming annual meeting. Stride Rite is not responsible for the proposal. The proposal is as follows:

“Whereas, Stride Rite currently has extensive overseas operations, and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of some U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

Whereas, these standards incorporate the conventions of the United Nation’s International Labor Organization (ILO) on workplace human rights which include the following principles:

•	All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98)

•	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135)

•	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin, or other distinguishing characteristics. (ILO Conventions 100 and 111)

•	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105)

•	There shall be no use of child labor. (ILO Convention 138), and

Whereas, independent monitoring of corporate adherence to these standards is essential if consumer and investor confidence in Stride Rite’s commitment to human rights is to be maintained,

Therefore, be it resolved that the shareholders request that Stride Rite commit itself to the implementation of a code of corporate conduct based on the aforementioned ILO human rights standards by its international suppliers and in its own international production facilities and commit to a program of outside, independent monitoring of compliance with these standards.”

Stride Rite’s Statement in Opposition

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

Stride Rite is strongly committed to maintaining high standards with respect to workplace human rights. Stride Rite itself does not operate any facilities overseas, but sources its products from a network of overseas vendors, principally in East and South-East Asia. We select only overseas vendor partners who are committed to following standards and business practices consistent with our own. The policies we have adopted to help assure high workplace standards include The Stride Rite Terms of Engagement for Vendor Partners, which require our vendors to operate facilities where workers are not exploited in any manner, are employed voluntarily, are not at risk of physical harm, are fairly compensated and are allowed the right of free association. We have policies and practices in place for the inspection of factories where goods are produced to our order, including periodic audits. We have recently engaged an independent third party to audit compliance with our policies and practices. Our inspection process is important for quality control purposes, as well as legal compliance and human rights.

We believe we have already implemented policies and practices to address the subjects mentioned in this shareholder proposal. Indeed, the proponents of this proposal have not suggested that Stride Rite has failed to meet any appropriate workplace standards. We believe Stride Rite’s existing policies and practices have worked well and the requested commitment called for by this proposal is duplicative of our existing efforts on workplace human rights. Also, certain provisions of the proposal are vague and overbroad and in some instances would require Stride Rite to take action beyond our ability to effectuate. We think we can be most effective by continuing to focus our efforts on enforcing our existing standards and policies, rather than introducing a new and duplicative statement of principles. The Board of Directors therefore does not believe that adoption of this proposal is necessary or in the best interests of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE PROPOSAL REGARDING ADOPTION OF A WORKPLACE CODE BASED ON INTERNATIONAL LABOR ORGANIZATION CONVENTIONS.

Vote Required

The affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for adoption of this resolution. Abstentions will be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THIS PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Directors of Stride Rite who are also employees receive no additional compensation for their services as directors. Under Stride Rite’s 1998 Directors’ Plan, each non-employee director receives an annual retainer of $40,000, payable either all in shares of our common stock or one-half in cash and one-half in shares of our common stock at the discretion of the director, in either case payable in increments of one-quarter of such amount at the beginning of each fiscal quarter. The actual number of shares of common stock is calculated based on the closing price of our common stock on the last day of the preceding fiscal quarter. Each non-employee director receives each year an option to purchase 5,000 shares of our common stock on the first business day following the annual meeting of stockholders. Each option has a term of ten years from the date of grant and becomes exercisable in three installments: 1,600 shares on the first anniversary of the grant and 1,700 shares on each of the second and third anniversaries of the grant. In addition, new non-employee directors receive option grants for up to 5,000 shares upon initial election to the Board of Directors with the amount of such grant based on the number of months remaining prior to the next annual meeting of stockholders. These options also have a term of ten years and vest proportionately on each of the first, second and third anniversaries of the grant. Each non-employee director may defer his or her annual retainer, with the cash portion, if any, deferrable in a cash deferred account and the stock option portion deferrable in phantom stock units of common stock of Stride Rite.

Executive Compensation

Summary Compensation Table.    The following table sets forth the compensation paid for the past three fiscal years of each person who served as Chief Executive Officer during fiscal year 2002 and each of the other four most highly compensated executive officers serving as executive officers at the end of fiscal year 2002 (the “named executive officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($) (2)		Options (#)	All Other Compensation ($) (3)

David M. Chamberlain	2002	630,024	—	—		100,000	4,652
Chairman and Chief	2001	600,023	—	—		—	4,930
Executive Officer	2000	600,006	—	63,927	(4)	—	1,680

Richard T. Thornton	2002	260,009	204,750	—		75,000	4,981
President, Tommy Hilfiger	2001	240,112	189,000	—		35,000	6,258
Footwear, Inc. (5)	2000	199,169	—	—		20,000	6,721

Craig L. Reingold (6)	2002	240,009	170,270	24,011	(4)	20,000	691
President, Sperry	2001	80,003	63,000	—		40,000	336
Top-Sider, Inc. (5)	2000	—	—	—		—	—

Gerrald B. Silverman	2002	329,503	—	—		60,000	14,191
President, The Keds	2001	295,011	45,533	—		50,000	14,958
Corporation (5)	2000	275,003	67,712	—		35,000	15,658

Charles W. Redepenning, Jr.	2002	252,510	48,036	—		50,000	6,191
General Counsel, Secretary,	2001	245,009	64,313	—		45,000	6,258
Clerk and President, Stride Rite International Corp. (5)	2000	230,002	120,750	—		30,000	6,308

(1)	Amounts awarded under the Annual Incentive Compensation Plan for the respective fiscal years. The amount awarded to Mr. Reingold for 2001 was guaranteed pursuant to Mr. Reingold’s employment arrangement with the Company.
(2)	Amounts for executive perquisites and other personal benefits, securities or property are not shown where the aggregate dollar amount per executive is the lesser of either $50,000 or 10% of the total of annual salary and bonus of such executive.
(3)

Amounts awarded include (i) payments of dividend equivalents on shares of common stock subject to unexercised options granted under the 1975 Executive Incentive Stock Purchase Plan (the “1975 Plan”) of $8,000, $8,700 and $9,400 for Mr. Silverman for fiscal years 2002, 2001 and 2000, respectively; (ii) Stride Rite contributions to the executive’s Employee Savings and Investment Plan account of $3,500 and $3,250 for Mr. Chamberlain for fiscal years 2002 and 2001, respectively; $4,290, $5,250 and $5,713 for Mr. Thornton for fiscal years 2002, 2001 and 2000, respectively; $5,500, $5,250 and $5,250 for Mr. Silverman for fiscal years 2002, 2001 and 2000, respectively; and $5,500, $5,250 and $5,300 for Mr. Redepenning for fiscal years 2002, 2001 and 2000, respectively; and (iii) amounts of insurance premiums paid by Stride Rite for term life insurance for the benefit of the executive of $1,152, $1,680 and $1,680 for Mr. Chamberlain for fiscal years 2002, 2001 and 2000, respectively; $691, $1,008 and $1,008 for each of Messrs. Thornton, Silverman and Redepenning for fiscal years 2002, 2001 and 2000, respectively; and $691 and $336 for Mr. Reingold for fiscal years 2002 and 2001, respectively.

(4)	Amounts reimbursed by Stride Rite for the payment of taxes on non-deductible relocation expenses.
(5)	Each of Tommy Hilfiger Footwear, Inc., Sperry Top-Sider, Inc., The Keds Corporation and Stride Rite International Corp. are subsidiaries of Stride Rite.
(6)	Mr. Reingold began his employment with Stride Rite on August 1, 2001.

Option Grants. The following table provides certain information with respect to stock options granted by Stride Rite in fiscal year 2002 to the Chief Executive Officer and each of the four other named executive officers pursuant to The Stride Rite Corporation 2001 Stock Option and Incentive Plan (the “2001 Stock Option and Incentive Plan”). All stock options were granted at an exercise price equal to the fair market value on the date of grant.

OPTION GRANTS FOR FISCAL YEAR 2002

Name	No. of Shares Underlying Options Granted	% of Total Options Granted	Option Price	Option Date Market Value	Expiration Date	Grant Date Valuation (1)

David M. Chamberlain	100,000	9.0	$6.36	$6.36	12/14/2011	$205,480

Richard T. Thornton	75,000	6.8	$6.36	$6.36	12/14/2011	$154,110

Craig L. Reingold	20,000	1.8	$6.36	$6.36	12/14/2011	$41,096

Gerrald B. Silverman	60,000	5.4	$6.36	$6.36	12/14/2011	$123,288

Charles W. Redepenning, Jr.	50,000	4.5	$6.36	$6.36	12/14/2011	$102,740

(1)	Calculated using the Black-Scholes pricing model. The assumptions used in determining the valuation of these options using this methodology are as follows: average expected life of options of 4.5 years; risk-free interest rate of 4.46 percent; a volatility factor of .41; and a dividend yield of 2.6 percent. The actual value, if any, that an executive officer may realize will depend on the continued employment of the executive officer holding the option through its vesting period, and the excess of the market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive officer will be at or near the value estimated by the Black-Scholes pricing model, which is based on assumptions as to the variables of stock price volatility, future dividend yield, interest rates, and other factors.

Option Exercises and Year-End Holdings. The following table sets forth the aggregated number of options to purchase shares of common stock exercised by the Chief Executive Officer and each of the four other named executive officers during fiscal year 2002 and the number of shares of common stock covered by the stock options held by each of these officers as of November 29, 2002. The value of unexercised in-the-money options is based on the closing price of a share of common stock, as reported on the New York Stock Exchange— Composite, on November 29, 2002, of $8.40, minus the exercise price, multiplied by the number of shares underlying the options. An option is “in-the-money” if the fair market value of the shares of common stock underlying the option exceeds the option exercise price.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

David M. Chamberlain	—	—	500,000	100,000	$762,500	$204,000

Richard T. Thornton	—	—	38,334	104,999	$47,168	$222,497

Craig L. Reingold	—	—	13,334	46,666	—	$40,800

Gerrald B. Silverman	—	—	213,668	104,999	$250,036	$227,897

Charles W. Redepenning, Jr.	—	—	55,000	90,000	$90,250	$195,500

Equity Compensation Plan Information

The following table provides information as of November 29, 2002 regarding compensation plans (including individual compensation arrangements) under which equity securities of Stride Rite are authorized for issuance.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price or outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders	3,784,453	(1)	$7.34	(2)	2,475,031	(3)

Equity compensation plans not approved by security holders	—		—		—

Total	3,784,453		$7.34		2,475,031

(1)	Column (a) includes the options and phantom stock granted under the 1998 Directors’ Plan and the 2001 Stock Option and Incentive Plan. Column (a) does not include outstanding options under The Stride Rite Corporation Amended and Restated Employee Stock Purchase Plan (the “ESPP”), which has a shareholder approved reserve of 6,140,000 shares. Under the ESPP, each eligible employee may purchase a limited number of shares of Stride Rite common stock at semi-annual intervals each year at a purchase price per share equal to 85% of the fair market value of Stride Rite’s common stock as of either the beginning or ending date of the semi-annual purchase period.
(2)	Column (b) does not include information regarding weighted average exercise price of outstanding options under the ESPP because they are not determinable or phantom shares under the 1998 Directors’ Plan because they do not have an exercise price.
(3)	Column (c) includes 607,618 shares available for future issuance under the ESPP, 29,280 shares available for future issuance under the 1998 Directors’ Plan and 1,838,133 shares available for future issuance under the 2001 Stock Option and Incentive Plan.

Employment Agreements

On November 4, 1999, Stride Rite entered into an employment agreement with David M. Chamberlain in connection with his appointment as Chairman of the Board and Chief Executive Officer of Stride Rite. Under its terms, the agreement expired on November 30, 2002 when neither party exercised its right to extend the agreement’s term. Going forward, Mr. Chamberlain’s compensation and benefits will be determined by the Compensation Committee of the Board of Directors consistent with the policies applicable to all senior executives of Stride Rite.

Change of Control Employment Agreements

Stride Rite has entered into change of control employment agreements with each of the named executive officers in the summary compensation table and with certain other executive officers. The change of control employment agreements are for two-year terms, which terms extend for one year upon each anniversary unless a notice not to extend is given by Stride Rite. These agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the two-year period after a change of control of Stride Rite. If Stride Rite terminates the executive’s employment (other than for cause, death, disability or retirement) or if the executive terminates for good reason during such two-year period (or upon certain terminations within 18 months prior to a change of control in connection with or in anticipation of a change of control), Stride Rite must provide certain specified severance benefits. For purposes of the agreements, a change of control shall mean, subject to the conditions and exceptions specified in the change of control employment agreements, (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of Stride Rite where such acquisition causes such acquiror to own twenty percent (20%) or more of the common stock or the combined voting power of the then outstanding voting securities of Stride Rite entitled to vote generally in the election of directors; (ii) individuals who, as of February 12, 1998, constitute the Board of Directors cease to constitute at least a majority of the Board of Directors; (iii) consummation of certain reorganizations, mergers or consolidations or sales or other dispositions of all or substantially all of the assets of Stride Rite or the acquisition of assets of another entity; or (iv) approval by the stockholders of Stride Rite of a complete liquidation or dissolution of Stride Rite.

Severance benefits under the agreements with each of the named executive officers include either (i) two times the sum of the executive’s base salary, target bonus, and dividend equivalents under the 1975 Plan and two years of continued benefit insurance plan coverage or (ii) three times the sum of the executive’s base salary, target bonus, and dividend equivalents under the 1975 Plan and three years of continued benefit insurance plan coverage. The value of additional retirement benefits that would have been earned by the executive had he or she remained in Stride Rite’s employ for an additional period of two, or if applicable, three years, would also be paid to the executive. In addition, the executives are entitled to receive an additional payment in an amount sufficient to make them whole for any excise tax on excess parachute payments imposed under Section 4999 of the Code. The agreements also provide for the lapse upon a change of control of all restrictions on options granted under the 1975 Plan, the 1995 Long-Term Growth Incentive Plan (the “1995 Plan”), the 1998 Stock Option Plan, and the 2001 Stock Option and Incentive Plan.

Retirement Income Plan

The Stride Rite Retirement Income Plan, as amended effective as of January 1, 2001 (the “Retirement Plan”), is a non-contributory defined benefit pension plan. For salaried, management, sales and non-production hourly employees, the Retirement Plan covers basic compensation received from Stride Rite and its participating subsidiaries, excluding overtime payments, commissions, bonuses and any other additional compensation; and for commissioned sales personnel whose compensation is derived wholly from commissions, the Retirement Plan covers 80% of the commissions received (the “Earnings”). The Retirement Plan provides for an annual pension at normal retirement age, 65 (with a minimum of five years of service), determined as follows: (i) for credited service (the “Credited Service”) prior to January 1, 1984, 1% of average annual Earnings (based on 1981, 1982 and 1983 Earnings) up to $9,000 and 1.75% of average annual Earnings in excess of $9,000 multiplied by the number of years of Credited Service prior to January 1, 1984; plus (ii) for Credited Service after January 1, 1984 but prior to January 1, 1989, 1.25% of Earnings up to $15,000 for each year of service and 2% of Earnings in excess of $15,000 for each year of service; plus (iii) for Credited Service after January 1, 1989, 1.35% of Earnings up to $15,000 for each year of service and 2% of Earnings in excess of $15,000 for each year of service. If the total number of years of Credited Service exceeds 34 years, an amount equal to 1.80% of annual Earnings for each additional year of service will be added to the retirement benefit.

The following table shows, as to each of the named executive officers, (i) the number of years of Credited Service as of February 14, 2003 and (ii) estimated annual benefits payable upon retirement at age 65. The amounts presented are on a straight-life annuity basis, but alternative methods of payment are available at the option of the participant. In no event shall benefits payable under the Retirement Plan exceed the maximum allowed under the Employee Retirement Income Security Act of 1974, as amended. The benefit payment under the Retirement Plan is not subject to any deductions for Social Security benefits or other offset amounts.

Name	Number of Years of Credited Service as of February 14, 2003	Estimated Annual Benefits Payable Upon Retirement At Age 65 (1)
David M. Chamberlain	3	$25,659
Richard T. Thornton	4	$60,868
Craig L. Reingold	1	$86,567
Gerrald B. Silverman	8	$92,982
Charles W. Redepenning, Jr.	4	$72,574

(1) Assumes continued service until age 65 at current salary levels.

Stock Performance Graph

The following graph provides a comparison of cumulative total stockholder return on our common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the cumulative total return of companies in the Standard & Poor’s Small Cap 600 Index, and the Standard & Poor’s Footwear—Small Cap Index (the current performance indicator of peer group companies), for a period of five fiscal years commencing November 28, 1997 and ending November 29, 2002. The Standard & Poor’s Footwear—Small Cap Index consists of Brown Shoe Company, Inc., K-Swiss Inc.—Class A, Wolverine World Wide, Inc. and Stride Rite.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is comprised of three non-employee directors: Mr. Frank R. Mori, Committee Chairman, and Messrs. Donald R. Gant and Myles J. Slosberg. The Compensation Committee reviews and oversees Stride Rite’s various incentive plans, evaluates performance and reviews compensation levels and other related matters for Stride Rite’s senior executives. When evaluating the performance of Stride Rite’s senior executives, the Compensation Committee reviews with the full Board of Directors in detail all aspects of compensation for the senior executives, including the five individuals named in the summary compensation table. The Compensation Committee met two times in fiscal year 2002.

Compensation Philosophy. The Compensation Committee’s strategy is to align Stride Rite’s executive compensation program with corporate performance and stockholder returns. The Compensation Committee considers the following objectives when evaluating Stride Rite’s executive compensation programs:

•	Offering competitive base salaries to attract and retain well-qualified, experienced executives;

•	Linking cash-based incentive compensation to corporate performance goals and individual performance; and

•	Linking senior executive long-term compensation to consistent appreciation in the price of Stride Rite’s common stock through stock option grants.

In achieving these objectives, the Compensation Committee analyzes Stride Rite, divisional and individual performance, competitive executive compensation packages and stock performance. The Compensation Committee periodically retains the services of a consulting firm specializing in executive compensation to review the competitiveness of Stride Rite’s executive compensation programs with respect to other public corporations with whom Stride Rite competes for executive talent. Stride Rite’s competitors for executive talent are not necessarily the same companies that would be included in a peer group established to compare stockholder returns because Stride Rite may require executives to have skills and perspectives from a broader range of backgrounds.

The three major components of Stride Rite’s executive compensation for fiscal year 2002 were: base salary, annual incentive compensation and stock options, each of which is described in more detail below. The Compensation Committee also evaluates the total compensation package of each executive officer, including pension benefits, insurance, severance plans and other benefits.

Base Salary. The Compensation Committee establishes base salaries for executive officers by evaluating the responsibilities of the position, the level of experience of the executive officer, and competitive market data on comparable executive officer positions.

The Compensation Committee reviews the base salaries of Stride Rite’s senior executives annually. Salary increases are based on the overall performance of Stride Rite and of each executive officer individually, and on the financial results of the executive’s particular business unit. The Compensation Committee also evaluates market data in determining base salary levels for each executive, and targets base salary levels at approximately the median level among footwear competitors of like size. The final determination is subjectively made based on these criteria.

Annual Incentive Compensation. Pursuant to the annual incentive compensation plans in effect for fiscal year 2002, the Compensation Committee established individual participation and target bonuses based on the performance of particular business units and the nature and scope of responsibilities of each participant. Bonuses were earned based on comparing actual fiscal year 2002 performance against established business and financial goals. The performance goals were approved by the full Board of Directors in November 2001, and included a threshold consolidated pre-tax income goal, a consolidated pre-tax income goal and divisional pre-tax sales and return on investment goals. For fiscal year 2002, Stride Rite met the minimum threshold for payments under the incentive plans. The Tommy Hilfiger Footwear, Sperry Top-Sider and Stride Rite International divisions all met or exceeded their divisional goals and bonus payments were made to plan participants who had performance goals tied to those groups.

Stock Options. Under the 2001 Stock Option and Incentive Plan, the Compensation Committee is authorized to grant options to purchase common stock with an exercise price equal to the market price of the common stock on the date of the grant. The Compensation Committee has established guidelines for the number of options to be granted at various executive levels, based on competitive practices, the duties and scope of responsibilities of each executive’s position, and the amount and terms of options already held by each executive.

Compensation of the Chief Executive Officer. Mr. Chamberlain was elected Chairman and Chief Executive Officer of Stride Rite by the Board of Directors on November 4, 1999, effective as of November 15, 1999. In evaluating his compensation package, the Compensation Committee used market data on compensation levels, including all forms of incentive compensation, from industry competitors of like size. Pursuant to his employment agreement, Mr. Chamberlain’s annual base salary for fiscal year 2002 was set at $630,000. Mr. Chamberlain is eligible to receive incentive compensation under the Senior Executive Annual Incentive Plan, targeted at 50% of his base salary. Payment to Mr. Chamberlain of additional compensation under this plan is based on the attainment of certain financial goals established by the Board of Directors in November 2001. Because Stride Rite did not achieve these financial goals, Mr. Chamberlain did not receive a bonus for fiscal year 2002.

The Compensation Committee awarded Mr. Chamberlain non-qualified stock options to purchase 500,000 shares of common stock, at $6.875 per share, the closing price of Stride Rite’s common stock on the New York Stock Exchange on November 3, 1999. Options to purchase 100,000 of these shares vested on November 15, 1999, and the balance vested as to one-third on each of the first, second and third anniversaries of his November 15, 1999 start date. On December 14, 2001, the Compensation Committee also awarded Mr. Chamberlain non-qualified stock options to purchase 100,000 shares of common stock at $6.36 per share, the closing price of Stride Rite’s common Stock on the date of the grant. Such options vest as to one-third on each of the first, second and third anniversaries of the date of the grant.

Internal Revenue Code Section 162(m). Pursuant to Section 162(m) of the Code, publicly traded corporations are not permitted to deduct most compensation exceeding $1,000,000 paid to certain top executives, unless the compensation qualifies as “performance based compensation” or is otherwise exempt under Section 162(m). All compensation paid to the named executives of Stride Rite in fiscal year 2002 was deductible for federal income tax purposes.

Conclusion. As outlined in the compensation plans described above, a substantial portion of Stride Rite’s executive compensation is directly linked to individual and corporate performance and stock price appreciation, in accordance with Stride Rite’s stated compensation philosophy. As Stride Rite moves forward to create stockholder value, the Compensation Committee will continue to monitor and evaluate its strategy for executive compensation.

COMPENSATION COMMITTEE

Frank R. Mori (Chairman)

Donald R. Gant

Myles J. Slosberg

Compensation Committee Interlocks and Insider Participation

Myles J. Slosberg served as Interim Chief Executive Officer of Stride Rite from July 1999 to November 1999. No other member of the Compensation Committee has served as an officer or employee of Stride Rite nor has any other business relationship or affiliation with Stride Rite, except for service as a director. None of such persons had any relationships with Stride Rite requiring disclosure under applicable rules and regulations.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Stride Rite’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In addition, Stride Rite’s independent auditors and not the Audit Committee are responsible for auditing those financial statements and expressing their opinion on whether the financial statements conform to generally accepted accounting principles. The Audit Committee members are not professionally engaged in accounting or auditing and are not experts in these fields. The Audit Committee therefore relies without independent verification on the representations of management and the expert opinions and advice of Stride Rite’s independent accountants.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended November 29, 2002 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee reviewed with PricewaterhouseCoopers LLP, Stride Rite’s independent auditors who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Stride Rite’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61, as may be modified or supplemented. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and Stride Rite including the matters in the written disclosures required by the Independence Standards Board in Standard No. 1 (Independence Discussion with Audit Committee), as may be modified or supplemented.

The Audit Committee discussed with Stride Rite’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Stride Rite’s internal controls, and the overall quality of Stride Rite’s financial reporting. The Audit Committee held five meetings during fiscal year 2002.

The fees billed to Stride Rite by PricewaterhouseCoopers for fiscal year 2002 were as follows:

Audit Fees. PricewaterhouseCoopers’ billed Stride Rite $343,200 for its audit of Stride Rite’s annual financial statements and its review of Stride Rite’s quarterly financial statements.

Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers did not bill Stride Rite any fees related to financial information systems design and implementation.

All Other Fees. PricewaterhouseCoopers billed Stride Rite a total of $61,500 for services rendered that are not described above.

The Audit Committee has considered whether the provision of the non-audit services above is compatible with maintaining PricewaterhouseCoopers’ independence.

The directors who serve on the Audit Committee are all “independent” for purposes of the New York Stock Exchange listing standards. That is, the Board of Directors has determined that none of the directors who serve on the Audit Committee has a relationship to Stride Rite that may interfere with his or her independence from Stride Rite or its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended November 29, 2002 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to shareholder approval, the selection of PricewaterhouseCoopers as Stride Rite’s independent auditors.

AUDIT COMMITTEE

Bruce Van Saun (Chairman)

Christine M. Cournoyer

Myles J. Slosberg

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

Beneficial Ownership Table

The following table shows the amount of common stock of Stride Rite beneficially owned as of February 14, 2003 (unless otherwise indicated) by:

•	each director;

•	the Chairman of the Board and Chief Executive Officer, and the four most highly compensated executive officers of Stride Rite, each of whose compensation exceeded $100,000 during the fiscal year ended November 29, 2002 (the “named executive officers”);

•	all directors and executive officers of Stride Rite as a group; and

•	each person known by Stride Rite to hold more than 5% of our outstanding common stock.

On February 14, 2003, there were 39,327,442 shares of our common stock outstanding. The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (i) any shares as to which the individual or entity has sole or shared voting power or investment power and (ii) any shares of common stock which could be purchased by the exercise of options at or within 60 days of February 14, 2003.

Name and Business Address of Beneficial Owner*	Shares of Common Stock Beneficially Owned (1)		Percent of Class
FMR Corporation 82 Devonshire Street Boston, MA 02109	3,586,098	(2)	9.1
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,690,500	(3)	6.8
T. Rowe Price Associates, Inc 100 East Pratt Street Baltimore, MD 21202	2,550,900	(4)	6.5
David M. Chamberlain	543,334	(5)	1.4
Christine M. Cournoyer	19,777	(6),(7)	**
Donald R. Gant	101,186	(8),(9),(10)	**
Shira D. Goodman	2,349		**
Frank R. Mori	46,893	(8),(9)	**
Myles J. Slosberg	204,126	(8),(9),(11)	**
Bruce Van Saun	28,208	(12),(13)	**
Charles W. Redepenning, Jr.	107,672	(14)	**
Craig L. Reingold	22,306	(15)	**
Gerrald B. Silverman	266,829	(16)	**
Richard T. Thornton	81,667	(17)	**
The directors and executive officers listed above and other executive officers as a group (17 persons)	1,884,346	(18)	4.8

*	Unless otherwise indicated, the address is c/o The Stride Rite Corporation, 191 Spring Street, P.O. Box 9191, Lexington, Massachusetts 02420-9191.
**	Less than 1%.
(1)	With respect to nominees, directors and executive officers, based on information furnished by the nominee, director or executive officers listed. Unless otherwise indicated, the persons listed above have sole voting and dispositive power with respect to shares beneficially owned.
(2)	According to a Schedule 13G filed with the SEC on February 14, 2003 by FMR Corp., such entity beneficially owned 3,586,098 shares of Stride Rite’s common stock as of December 31, 2002. According to such Schedule 13G, such entity had sole power to vote or direct the vote with respect to 2,365,698 shares and sole power to dispose or direct the disposition with respect to 3,586,098 shares. According to such Schedule 13G, 1,220,400 shares are beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, which acts as investment adviser to various companies, 1,490,000 shares are beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Exchange Act, as amended, and 875,500 shares are beneficially owned by Fidelity International Limited. Each of Edward C. Johnson 3d, Chairman of FMR Corp., through its control of Fidelity Management & Research Company, and the Fidelity Funds has sole power to dispose of the 1,220,400 shares owned by the Fidelity Funds. Each of Mr. Johnson and FMR Corp., through its control of Fidelity Management Trust Company, has sole dispositive power over the 1,490,000 shares beneficially owned by Fidelity Management Trust Company and sole power to vote or direct the voting of 1,490,000 such shares. Fidelity International Limited has sole power to vote and dispose of 875,500 shares.
(3)	According to a Schedule 13G filed with the SEC on February 11, 2003 by Dimensional Fund Advisors, Inc., such entity beneficially owned 2,690,500 shares of Stride Rite’s common stock as of December 31, 2002, of which such entity had sole power to vote or direct the vote and to dispose or direct the disposition of all such shares.
(4)	According to a Schedule 13G filed with the SEC on February 12, 2003 by T. Rowe Price Associates, Inc., such entity beneficially owned 2,550,900 shares of Stride Rite’s common stock as of December 31, 2002. According to such Schedule 13G, such entity had sole power to vote or direct the vote with respect to 528,800 shares and sole power to dispose or direct the disposition with respect to 2,550,900 shares.
(5)	Includes currently exercisable options to purchase 500,000 shares granted to Mr. Chamberlain under the 1998 Stock Option Plan and 33,334 shares granted to Mr. Chamberlain under the 2001 Stock Option and Incentive Plan.
(6)	Includes 13,227 phantom stock units credited to Ms. Cournoyer’s account pursuant to the Deferred Compensation Plan for Directors.
(7)	Includes currently exercisable options to purchase 6,550 shares, granted to Ms. Cournoyer pursuant to the 1998 Directors’ Plan.
(8)	Includes currently exercisable options to purchase 19,900 shares, granted to Messrs. Gant, Mori and Slosberg pursuant to the 1998 Directors’ Plan.
(9)	Includes currently exercisable options to purchase 5,000 shares, granted to Messrs. Gant, Mori and Slosberg pursuant to the Company’s 1994 Non-Employee Director Stock Ownership Plan (the “1994 Directors’ Plan”).
(10)	Includes 37,883 phantom stock units credited to Mr. Gant’s account pursuant to the Deferred Compensation Plan for Directors.

(11)	Includes 17,396 phantom stock units credited to Mr. Slosberg’s account pursuant to the Deferred Compensation Plan for Directors. Also includes (i) 89,400 shares of common stock held in an irrevocable trust created on December 2, 1942 of which Mr. Slosberg’s father was the settlor and Mr. Slosberg is one of two trustees, for the benefit of Mr. Slosberg’s mother and for Mr. Slosberg and his siblings, and (ii) 3,200 shares of common stock held in an irrevocable trust created on May 11, 1976 of which Mr. Slosberg is the settlor and Mr. Slosberg’s wife is one of two trustees, for the benefit of Mr. Slosberg’s children, and under certain circumstances for the benefit of Mr. Slosberg’s wife as a remainder interest. Mr. Slosberg disclaims beneficial ownership of these 92,600 shares of common stock.
(12)	Includes 13,308 phantom stock units credited to Mr. Van Saun’s account pursuant to the Deferred Compensation Plan for Directors.
(13)	Includes currently exercisable options to purchase 14,900 shares granted to Mr. Van Saun pursuant to the 1998 Directors’ Plan.
(14)	Includes 80,000 shares Mr. Redepenning is entitled to purchase under the 1998 Stock Option Plan and 16,667 shares Mr. Redepenning is entitled to purchase under the 2001 Stock Option and Incentive Plan.
(15)	Includes 20,001 shares Mr. Reingold is entitled to purchase under the 2001 Stock Option and Incentive Plan.
(16)	Includes 40,000 shares Mr. Silverman is entitled to purchase under 1975 Plan, 83,667 shares Mr. Silverman is entitled to purchase under the 1995 Plan, 118,334 shares Mr. Silverman is entitled to purchase under the 1998 Stock Option Plan and 20,000 shares Mr. Silverman is entitled to purchase under the 2001 Stock Option and Incentive Plan.
(17)	Includes 56,667 shares Mr. Thornton is entitled to purchase under the 1998 Stock Option Plan and 25,000 shares Mr. Thornton is entitled to purchase under the 2001 Stock Option and Incentive Plan.
(18)	Includes 37,995 shares and currently exercisable options to purchase 48,500 shares under the 1995 Plan, 290,669 shares under the 1998 Stock Option Plan, 500 shares under the 1975 Plan, and 82,335 shares under the 2001 Stock Option and Incentive Plan beneficially owned by executive officers not separately listed above.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Exchange Act requires Stride Rite’s executive officers and directors and persons beneficially owning more than 10% of the outstanding common stock of Stride Rite to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than 10% of the outstanding common stock are required by SEC regulation to furnish Stride Rite with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of the copies of such forms furnished as provided above, and written representations that no other forms were required during the fiscal year 2002, all Section 16(a) filing requirements applicable to Stride Rite’s executive officers, directors and beneficial owners of greater than 10% of the outstanding common stock were complied with in fiscal year 2002.

OTHER MATTERS

Expenses of Solicitation

The solicitation of proxies will be principally by mail, and may be followed by telephone and personal contacts by officers, directors or regular employees of Stride Rite, or by employees of D.F. King & Company, Inc., proxy solicitors for Stride Rite. The cost of soliciting proxies will be borne by Stride Rite. We have retained the services of D.F. King & Company, Inc. regarding the proxy solicitation. Our agreement with D.F. King & Company, Inc. is on customary terms. The costs of proxy solicitation are not anticipated to exceed $20,000, unless circumstances require otherwise. Brokers and others holding shares of common stock in their names or in the names of their nominees will be expected to forward copies of Stride Rite’s proxy soliciting material to beneficial owners of such shares and to seek authority for execution of proxies, and will be reimbursed by Stride Rite for their reasonable expenses.

Stockholder Proposals for Annual Meetings

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Stride Rite’s proxy statement and form of proxy for the 2004 annual meeting of stockholders must be received by Stride Rite on or before October 23, 2003 in order to be considered for inclusion in its proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Office of the Clerk, The Stride Rite Corporation, 191 Spring Street, P.O. Box 9191, Lexington, Massachusetts 02420-9191.

Stockholder proposals to be presented at the 2004 annual meeting of stockholders, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be delivered to, or mailed and received at, the principal executive offices of Stride Rite not less than sixty (60) days prior to the 2004 annual meeting of stockholders; provided, however, if less than seventy (70) days notice or prior public disclosure of the date of the 2004 annual meeting of stockholders is given or made to stockholders, stockholder proposals must be so received not later than the tenth (10th) day following the day on which such notice of the date of the 2004 annual meeting of stockholders or such public disclosure is made. Proposals must also comply with the other requirements contained in Stride Rite’s by-laws, including supporting documentation and other information. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

February 26, 2003

EXHIBIT A

THE STRIDE RITE CORPORATION

1998 NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP PLAN (as amended)

Section 1:    Purpose

The Stride Rite Corporation 1998 Non-Employee Director Stock Ownership Plan (the “Plan”) has been adopted to promote the long-term growth and financial success of The Stride Rite Corporation (the “Company”) by attracting and retaining non-employee directors of outstanding ability and assisting the Company in promoting a greater identity of interest between the Company’s non-employee directors and its stockholders.

Section 2:    Definitions

—	As used in the Plan, the following terms have the respective meanings as set forth below.

—	Award means any Stock Option, Stock Award or Director’s Award granted under the Plan.

—	Board means the Company’s Board of Directors.

—	Common Stock means the Common Stock, $.25 par value, of the Company.

—	Company means The Stride Rite Corporation, a corporation established under the laws of the Commonwealth of Massachusetts, and any entity that is directly or indirectly controlled by the Company.

—	Fair Market Value means on any given date the last reported sale price of the Common Stock on the last trading date on which the Common Stock was traded preceding the specified date or, if no Common Stock was traded on such date, the most recent date on which Common Stock was traded preceding the specified date, as reflected on The New York Stock Exchange—Composite or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed or on the National Association of Securities Dealers Automated Quotation system, or par value of Common Stock if greater.

—	1934 Act means the Securities Exchange Act of 1934, as amended from time to time.

—	Participant means a Director of the Board who is not an employee of the Company coincident with or subsequent to shareholder approval of the Plan.

—	Shares means shares of the Common Stock.

—	Stock Award means an Award to a Participant comprised of Common Stock granted under Section 6 of the Plan.

—	Stock Option means an Award in the form of the right to purchase a specified number of Shares at a specified price during a specified period granted under Section 6 of the Plan.

Section 3:    Effective Dates

The Plan, as amended, shall be in effect as of April 15, 1999, subject to approval by the Company’s stockholders. No Awards may be made under the Plan after ten years from the date of original approval of the Plan (April 16, 1998) or earlier termination of the Plan by the Board.

Section 4:    Plan Operation

The Plan is intended to be self-governing and requires no discretionary action by any administrative body with regard to any transaction under the Plan. To the extent, if any, that any questions of interpretation arise, these shall be resolved by the Board.

Section 5:    Stock Available for Awards

(a)    Common Shares Available. The maximum number of Shares available for Awards under the Plan may not exceed 600,000 shares of Common Stock of the Company.

(b)    Adjustments and Reorganizations. In the event of any change in the Common Stock by reason of any stock dividend, stock split, combination of shares, exchange of shares, warrants or rights offering to purchase Common Stock at a price below its fair market value, reclassification, recapitalization, merger, consolidation, spin-off or other change in capitalization of the Company, other than a transaction in which the Stock Options would be assumed pursuant to Section 7(b) hereof, the aggregate number and kind of shares reserved for issuance under the Plan, the number of Stock Options and Stock Awards issuable pursuant to the automatic grant provisions of Section 6 hereof, and the number, kind and option price of shares subject to outstanding Stock Options, shall be automatically adjusted such that the proportionate interests of the holders of Stock Options granted under the Plan will be maintained as before the occurrence of such event; provided, however, that the number of shares subject to any Award shall always be a whole number.

(c)    Common Stock Usage. The number of Shares of Common Stock underlying any Awards granted under the Plan which are forfeited, canceled, reacquired by the Company, satisfied without issuance of Common Stock or otherwise terminated (other than by exercise) shall again be available for granting of additional Awards under the Plan.

Section 6:    Awards

(a)    On the day after the date of the effectiveness of the Registration Statement for the Shares, the Company will issue to each Participant a stock grant of 500 Shares and a non-qualified Stock Option to purchase 5,000 Shares. The Company will issue to each Participant an additional non-qualified Stock Option to purchase 5,000 Shares on the day after each annual meeting of Stockholders commencing with the 1999 annual meeting of stockholders. Any Stock Option granted pursuant to this Section 6(a) shall be referred to as an “Annual Stock Option”.

(b)    Each Annual Stock Option shall have a term of ten years and shall become exercisable as follows: with respect to 1,600 Shares one year after grant; with respect to 1,700 Shares two years after grant and with respect to 1,700 Shares three years after grant.

(c)    The Stock Option exercise price shall be the Fair Market Value of a Share on the date of grant, payable at the time of exercise in cash or Shares (held at least six months prior to exercise, unless purchased by the Participant on the open market) valued at their Fair Market Value, or in a combination thereof.

(d)    In the case of a new Director elected or appointed to the Board after the 1999 annual meeting of stockholders, such new Director shall be issued an initial Stock Option prorated for the number of months of service as a Director prior to the next annual meeting of the stockholders determined in accordance with the following schedule (“Initial Stock Option”):

MONTHS OF SERVICE TO BE COMPLETED	NUMBER OF SHARES AWARDED
until next annual stockholders’ meeting	as Initial Stock Option
Fewer than 3	1,250
3 or more, but fewer than 6	2,500
6 or more, but fewer than 9	3,750
9 or more	5,000

Each Initial Stock Option shall have a term of ten years and shall become exercisable as follows: with respect to 32%, one year after the date of grant; with respect to 34%, two years after the date of grant; with respect to 34%, three years after the date of grant.

(e)    Effective with the beginning of the first fiscal quarter following the 1999 annual meeting of stockholders, the Company shall provide each Participant with an annual opportunity (“Director’s Award Election”) to choose from among the following forms of Director’s compensation (“Director’s Award”): (i) the issuance of Shares with a Fair Market Value equal to $40,000, or (ii) the issuance of Shares with a Fair Market Value equal to $20,000 and $20,000 in cash. A Director’s Award shall be earned on a quarterly basis, and shall be payable (in Shares, or in Shares and cash, as the case may be) in advance as of the beginning of each quarter of the Company’s fiscal year. The number of Shares to be issued as of the beginning of each quarter shall be determined by the Fair Market Value of the Shares as of the end of the Company’s preceding fiscal quarter. In the case of a new Director who is elected or appointed to the Board other than effective as of the first day of a fiscal quarter, the Director shall be entitled to a pro rata portion of the Director’s Award based upon the number of days remaining in the Company’s fiscal quarter.

(f)    Except as otherwise provided in this Section 6(f), a Director’s Award Election shall be made prior to the beginning of the Company’s fiscal year to which the Director’s Award relates. In the case of a new Director, a Director’s Award Election shall be made by the Participant within 30 days after becoming a Director. Each Director who is already a Participant of this Plan as of the date of the 1999 annual meeting of stockholders shall make a special Director’s Award Election with respect to the Director’s Award for the balance of the Company’s fiscal year ending in 1999 within 30 days after the 1999 annual meeting of the stockholders.

(g)    A Director’s Award Election shall be made in writing on a form to be prescribed for such purpose by the Company. In the absence of a signed Director’s Award Election specifying the manner of payment, a Director’s Award shall be paid quarterly in the form of Shares only. In the event that a Director fails to make a new Director’s Award Election for any subsequent year, the election in effect or deemed to be in effect for the previous year shall be continued and shall be deemed effective with respect to any subsequent Director’s Award.

(h)    The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any federal, state, or local withholding tax requirements on any amount payable or Shares issued under the Plan, and the Company may defer the payment of any amount or the issuance of Shares until such requirements are satisfied.

(i)    Each Participant may elect to defer delivery of all or a portion of the Shares to be issued or the cash to be paid pursuant to a Director’s Award Election in accordance with the Deferred Compensation Plan for Directors of The Stride Rite Corporation set forth as Exhibit 1 to this Plan.

Section 7:    Effect of Changes of Control and Business Combinations

(a)    Notwithstanding any other provision of this Plan to the contrary, in the event of a Change of Control (as hereinafter defined), the provisions of this Section 7 shall apply.

(i)    Any Stock Options outstanding as of the date a Change of Control occurs, which are not then exercisable and vested, shall become fully exercisable and vested, effective immediately prior to the occurrence of such Change of Control.

(ii)    Definition of Change of Control. For purposes of this Plan, a “Change of Control” shall mean the happening of any of the following events:

(A)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of either (i) the then outstanding Shares (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A) the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (iv) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (C) below; or (v) any acquisition of less than 25% of the Outstanding Company Common Stock or Outstanding Company Voting Securities by a Person who certifies that such securities are not being acquired or held for the purpose of and will not have the effect of changing or influencing the control of the Company and are not being acquired in connection with or as a participant in any transaction having such purpose or effect, only for so long as such Person can continue to make such certification; or

(B)    Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(C)    The approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets of another entity (each a “Business Combination”) or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation), in each case, unless following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Stock or the Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination will have been members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(D)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(b)    In the event of a Business Combination, outstanding Stock Options shall be assumed by the successor or acquiror corporation, as the case may be, or a parent thereof, or be replaced with a comparable option to purchase shares of the capital stock of such successor, acquiror or parent, provided that each outstanding Stock Option which is assumed in connection with a Business Combination or is otherwise to continue in effect shall be appropriately adjusted, immediately after such Business Combination, to apply and pertain to the number and class of securities which would have been issuable, upon the consummation of such Business Combination, to an actual holder of the same number of shares of Common Stock as are subject to such Stock Option immediately prior to such Business Combination, and provided further that, should the consideration to be received in the Business Combination by the holders of Common Stock be cash in whole or in part, the holder of each Stock Option shall be entitled to receive that amount of cash that would be payable upon the consummation of such Business Combination, to an actual holder of the same number of shares of Common Stock as are subject to such Stock Option immediately prior to such Business Combination, less the exercise price per share subject to such Stock Option. In the event that Stock Options are assumed or otherwise continue in effect, in whole or in part, appropriate adjustments shall also be made to the exercise price payable per share, provided the aggregate exercise price payable for such securities shall remain the same, and, in addition, the class and number of securities available for issuance under the Plan and the automatic grant provisions of Section 6 hereof following the consummation of the Business Combination shall be appropriately adjusted.

(c)    The grant of Awards under this Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

Section 8:    General Provisions Applicable to Awards

(a)    Non-Transferability of Stock Options. Stock Options granted under Section 6 hereof may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or under the laws of descent and distribution. The designation of a beneficiary shall not constitute a transfer. A Stock Option may be exercised, during the lifetime of the Participant, only by such Participant or his legal representative.

(b)    Termination of Directorship. If for any reason a Participant ceases to be a Director of the Company one year or more after the Director’s initial election or appointment to the Board while holding a Stock Option granted under this plan, any Stock Option which has vested shall continue to be exercisable for a period of three years or the remainder of the option term whichever is shorter (the “post termination period”). If for any reason other than death a Participant ceases to be a Director of the Company within one year of the Director’s initial election or appointment to the Board, any Stock Option awarded under this plan and held by the Director shall be canceled as of the date of such termination. In the event a Participant dies within one year of initial election or appointment to the Board, the Stock Options shall be exercisable by the transferee who received such Stock Option pursuant to a will or in accordance with the laws of descent and distribution for a period of three years following the date of death.

(c)    Documentation of Grants. Awards made under the Plan shall be evidenced by written agreements or such other appropriate documentation as the Board shall prescribe. The Board need not require the execution of any instrument or acknowledgment of notice of an Award under the Plan, in which case acceptance of such Award by the respective Participant will constitute agreement to the terms of the Award.

(d)    Plan Amendment or Termination. The Board may suspend the Plan or any portion of the Plan or terminate the Plan. The Board may also amend the Plan if deemed to be in the best interests of the Company and its stockholders; provided, however, that no such suspension, termination or amendment may impair any Participant’s right regarding any outstanding Awards without his or her consent.

(e)    Governing Law. The validity, construction and effect of the Plan and any such actions taken under or relating to the Plan shall be determined in accordance with the laws of the Commonwealth of Massachusetts and applicable federal law.

Exhibit 1 to Exhibit A

DEFERRED COMPENSATION PLAN FOR DIRECTORS

OF

THE STRIDE RITE CORPORATION

ARTICLE I

1.1 Name and Purpose. The name of this plan is the “Deferred Compensation Plan for Directors of The Stride Rite Corporation” (the “Plan”). This Plan is an amendment and restatement of the Directors’ Deferred Compensation Plan originally adopted by the Company effective as of December 17, 1993, and later amended and restated as of January 1, 1997. The changes made pursuant to this amendment and restatement of the Plan are effective as of April 15, 1999, subject to approval by the Company’s stockholders. The purpose of the Plan, as amended, is to provide non-employee Directors of the Company with flexibility in timing the receipt of Director’s Awards under the Non-Employee Director Stock Ownership Plan and to assist the Company in attracting and retaining qualified individuals to serve as Directors. Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Non-Employee Director Stock Ownership Plan.

1.2 Definitions. Whenever used in the Plan, the following terms shall have the meaning set forth below:

(a) “Closing Price” means the NYSE closing price of the Company’s Common Stock as reported in The Wall Street Journal, for the day at issue or the previous trading day if the day at issue is not a trading day.

(b) “Common Stock” means the Common Stock $.25 par value of the Company.

(c) “Company” means The Stride Rite Corporation.

(d) “Compensation” means all remuneration paid to a Director for service as a Director under the Non-Employee Director Stock Ownership Plan, and such other cash remuneration as the Board of Directors of the Company may permit to be deferred under this Plan.

(e) “Director” means any individual serving on the Board of Directors of the Company who is not an employee of the Company or any of its subsidiaries.

(f) “Non-Employee Director Stock Ownership Plan” means the Stride Rite Corporation 1998 Non-Employee Director Stock Ownership Plan, as such plan may be amended from time to time by the Company.

(g) “Participant” means a Director who has filed an election to participate under Section 3.1 of this Plan with regard to any Plan Year.

(h) “Plan Administrator” means the Compensation Committee of the Board.

(i) “Plan Year” means the calendar year.

(j) “Stock Credit” means a credit that is equivalent to one share of Stride Rite Common Stock.

ARTICLE II

2.1 Participation in the Plan. Any individual who is a non-employee Director may participate in the Plan.

ARTICLE III

3.1 Election to Participate. Each Director may elect annually to have payment of all or any portion of his or her Compensation for that Plan Year deferred. If the Participant ceases to be a Director, the Participant’s account balance under this Plan will be paid in accordance with Section 3.3 as soon as practicable following the end of the Plan Year during which the Participant ceased to be a Director. No election to defer under this Plan may be made after December 31 of the year preceding the Plan Year during which Compensation would otherwise be paid or within thirty days after the date a Director becomes a Director. An election to defer any Compensation shall be in writing and shall be received by the Secretary of the Company in a form prescribed by the Plan Administrator. An election to defer shall be irrevocable by the Director and shall be effective only for the Plan Year immediately following the date on which it was filed. In the absence of a signed Director’s election to defer delivered to the Secretary, any Compensation will be paid directly to the Director.

3.2 Mode of Deferral. Payment of a Participant’s Compensation which is otherwise payable in cash may be deferred only by means of a Cash Credit. Payment of a Participant’s Compensation which is otherwise payable in the form of Shares may be deferred only by means of a Stock Credit. Cash Credits and Stock Credits shall be recorded in accounts established in each Participant’s name on the books of the Company.

(a) Cash Credits. If the deferral is by means of a Cash Credit, the Participant’s Cash Credit account shall be credited with the dollar amount of Compensation deferred by means of a Cash Credit at the time it would otherwise have been paid. As of the last day of each calendar quarter, the Participant’s Cash Credit account shall be credited with interest equivalent to the sum of (i) an amount determined by multiplying one quarter of the applicable interest rate to the balance in the account as of the first day of such quarter, and (ii) for each deferral amount credited to the Participant’s Cash Credit account during such quarter, such amount multiplied by the applicable interest rate and further multiplied by a fraction, the numerator of which is the number of days during such quarter that such amount was credited to the Cash Credit account and the denominator of which is 365. The “applicable interest rate” for any calendar quarter shall be equal to the closing prime commercial rate on the last business day of such quarter at the Chase Manhattan Bank (National Association) located in New York City.

(b) Stock Credits. If the deferral is by means of a Stock Credit, the Participant’s Stock Credit account shall be credited with a Common Stock equivalent equal to the number of shares of Common Stock (including fractions of a share) that would have been issued as Shares under the Non-Employee Director Stock Ownership Plan. As of the date any dividend is paid to shareholders of Common Stock the Participant’s Stock Credit account shall also be credited with an additional Common Stock equivalent equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the Closing Price of Common Stock on such date with the dividend paid on the number of shares of Common Stock to which the Participant’s Stock Credit account is then equivalent. In case of dividends paid in property, the dividend shall be deemed to be the fair market value of the property at the time of distribution of the dividend, as determined by the Plan Administrator. A Participant shall have no shareholder rights with respect to any Stock Credits credited to his or her Stock Credit account.

3.3 Distribution of Credits.

(a) Payment of a Participant’s account balance shall be made in one installment as soon as practicable following the end of the Plan Year in which the Participant ceases to be a Director. Notwithstanding any provision hereof to the contrary, if a Participant believes he or she is suffering from an unforeseen emergency, an application may be made to the Plan Administrator for an acceleration of payments from such Participant’s Cash Credit account. “Unforeseen Emergency” for this purpose shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. If the Plan Administrator determines, in its sole discretion, that the Participant is suffering from an “unforeseen emergency,” the Plan Administrator may accelerate payment to the Participant of only such portion of such Participant’s Cash Credit account as the Plan Administrator may determine is required to alleviate such unforeseen emergency, and such Cash Credit account shall be charged with the amount paid therefrom as of the date of payment.

(b) Distribution of a Participant’s Cash Credit account balance shall be made in cash. Distribution of his or her Stock Credit account balance shall be made in shares of Common Stock, with the amount of the distribution determined by multiplying the number of Stock Credits by the Closing Price of Common Stock on the last business day in December immediately prior to the Plan Year in which the distribution is to be paid. Any fractional shares shall be paid in cash.

3.4 Adjustment. If at any time the number of outstanding shares of Common Stock shall be changed as the result of any stock dividend, subdivision or reclassification of shares, the number of shares of Common Stock to which each Participant’s Stock Credit account is equivalent shall be changed in the same proportion as the outstanding number of shares of Common Stock is changed. In the event the Company shall at any time be consolidated with or merged into any other corporation and holders of the Company’s Common Stock receive common shares of the resulting or surviving corporation, there shall be credited to each Participant’s Stock Credit account, in place of the shares then credited thereto, a stock equivalent determined by multiplying the number of common shares of stock given in exchange for a share of Common Stock upon such consolidation or merger, by the number of shares of Common Stock to which the Participant’s account is then equivalent. If in such a consolidation or merger, holders of the Company’s Common Stock shall receive any consideration other than common shares of the resulting or surviving corporation, the Plan Administrator, in its sole discretion, shall determine the appropriate change in Participants’ accounts.

3.5 Distribution upon Death. In the event of the death of a Participant, whether before or after cessation of service as a Director, any Cash Credit account balance and Stock Credit account to which he or she was entitled, shall be converted to cash or shares of Common Stock, as the case may be, and distributed in a single payment to such person or persons or the survivors thereof, including corporations, unincorporated associates or trusts, as the Participant may have designated. All such designations shall be made in writing, signed by the Participant and delivered to the Clerk. A Participant may from time to time revoke or change any such designation by written notice to the Clerk. If there is no unrevoked designation on file with the Plan Administrator at the time of the Participant’s death, or if the person or persons designated therein shall have all predeceased the Participant or otherwise ceased to exist, such distribution shall be made in accordance with the Participant’s will or in the absence of a will, to the administrator of the Participant’s estate. Any distribution under this Section 3.5 shall be made as soon as practicable following notification to the Plan Administrator of the Participant’s death. In this case, the Participant’s Stock Credit account shall be converted to shares of Common Stock by multiplying the number of whole and fractional shares of Common Stock to which the Participant’s Stock Credit account is equivalent by the Closing Price of Common Stock on the last business day during the last month prior to the date of death.

3.6 Withholding Taxes. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any federal, state, or local tax withholding requirements.

ARTICLE IV

4.1 Plan Administrator. The Plan Administrator shall have full power and authority to administer the Plan including the power to promulgate forms to be used with regard to the Plan, the power to promulgate rules of Plan administration, the power to settle any disputes as to rights or benefits arising from the Plan, and the power to make such decisions or take such action as the Plan Administrator, in its sole discretion, deems necessary or advisable to aid in the proper maintenance of the Plan.

ARTICLE V

5.1 No Funding Required.

(a) Except as provided in (c) below, nothing in this Plan will be construed to create a trust or to obligate the Company or any other person to segregate a fund, purchase an insurance contract, or in any other way to fund currently the future payment of any benefits hereunder, nor will anything herein be construed to give any Participant or any other person rights to any specific assets of the Company or of any other person. Except as described in (b) or (c) below, any benefits which become payable hereunder shall be paid from the general assets of the Company, in accordance with the terms hereof.

(b) The Company, in its sole discretion, may establish (i) a grantor or other trust of which the Company is treated as the owner under the Code and the assets of which are subject to the claims of the Company’s general creditors in the event of its insolvency and which conforms to the terms of Revenue Procedure 92-64 or any successor ruling thereto, (ii) an insurance arrangement, or (iii) any other arrangement or arrangements designed to provide for the payment of benefits hereunder. Any such arrangement shall be subject to such other terms and conditions as the Company may deem necessary or advisable to ensure that benefits are not includible, by reason of the establishment of any such arrangement or the funding of any such trust, in the income of the beneficiaries of such trust or other arrangement prior to actual distribution or other payment.

(c) Notwithstanding the foregoing, if the Company is subject to a “change of control”, the Company shall, as soon as possible thereafter, but in no event longer than thirty (30) days following the change of control, as defined herein, make an irrevocable contribution to a trust described in (b)(i) above of an amount that is sufficient to pay each Participant or beneficiary the benefits to which Participants or their beneficiaries would be entitled pursuant to the terms of the Plan as of the date on which the change of control occurred. For purposes of this Section 5.1(c), “change of control” shall mean the occurrence of any one of the following events:

(A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of either (i) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (ii) the

combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A) the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (iv) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (C) below; or (v) any acquisition of less than 25% of the Outstanding Company Common Stock or Outstanding Company Voting Securities by a Person who certifies that such securities are not being acquired or held for the purpose of and will not have the effect of changing or influencing the control of the Company and are not being acquired in connection with or as a participant in any transaction having such purpose or effect, only for so long as such Person can continue to make such certification; or

(B) Individuals who, as of February 4, 1999, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(C) The approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (each a “Business Combination”) or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation), in each case, unless following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Stock or the Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination will have been members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(D) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

ARTICLE VI

6.1 Non-Alienation of Benefits. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

ARTICLE VII

7.1 Delegation of Administrative Duties. Administrative duties imposed by this Plan may be delegated by the Plan Administrator.

7.2 Governing Law. This Plan shall be governed by the laws of the Commonwealth of Massachusetts.

7.3 Unsecured General Creditors. No Director or his or her legal representative or any beneficiary designated by him or her shall have any right, other than the right of an unsecured general creditor, against the Company in respect of the account of such Director established hereunder.

7.4 Amendment and Termination. The Board of Directors of the Company may suspend, amend, or terminate the Plan at any time if deemed to be in the best interest of the Company; provided, however, that no such suspension, amendment, or termination may (disregarding any future fluctuation in the Closing Price of Common Stock) reduce the account balance of any Participant as of the time of such suspension, amendment, or termination.

0865-PS-03

ZSTR9B	DETACH HERE

PROXY

THE STRIDE RITE CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David M. Chamberlain and Charles W. Redepenning, Jr., and each of them acting solely, proxies, with full power of substitution and with all powers the undersigned would possess if personally present, to represent and vote, as designated below, all of the shares of Common Stock, par value $.25 per share, of The Stride Rite Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at its executive offices, 191 Spring Street, Lexington, Massachusetts, on Thursday, April 10, 2003, at 10:00 a.m. (Boston time), and at any adjournment(s) or postponement(s) thereof, upon the matters set forth on the reverse side hereof and described in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement and upon such other matters as may properly be brought before such meeting and any adjournment(s) or postponement(s) thereof.

The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of and Proxy Statement for the aforesaid meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND “AGAINST” PROPOSAL 4.

---------------                                                 ---------------  |  SEE REVERSE  |

(PLEASE SIGN AND DATE ON REVERSE SIDE  |  SEE REVERSE  |  |  SIDE  |  AND RETURN PROMPTLY

IN THE ENCLOSED ENVELOPE)  |  SIDE  |  ---------------                                                 ---------------

THE STRIDE RITE CORPORATION

c/o EquiServe

P.O. Box 9398

Boston, MA 02205-9398

ZSTR9A	DETACH HERE

☒	Please mark

votes as in

this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3, AND AGAINST

PROPOSAL 4.

						FOR	AGAINST	ABSTAIN
1.	Election of Directors.			2.

Proposal to approve an amendment to The Stride Rite Corporation 1998 Non-Employee Director Stock Ownership Plan to increase the number of shares of common stock authorized for issuance from 300,000 to 600,000.

						☐	☐	☐
	NOMINEES:	(01) David M. Chamberlain, (02) Shira D. Goodman, (03) Myles J. Slosberg

		FOR ☐	WITHHELD ☐	3.	Proposal to ratify selection of PricewaterhouseCoopers LLP as Auditors of the Company.	☐	☐	☐

☐	For all nominees except as noted above			4.	Shareholder proposal seeking implementation of code of corporate conduct based on global human rights standards.	☐	☐	☐
					MARK HERE IF YOU PLAN TO ATTEND THE MEETING		☐

					MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT		☐

Sign exactly as name appears on this Proxy. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, partners, custodians, guardians, attorneys and corporate officers should add their full titles as such.

Signature:	Date:	Signature:	Date: